Exhibit 99.1 - Explanation of Responses
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(1)  S.A.C. Capital Advisors, L.P. ("SAC Capital Advisors LP") acts as investment manager to S.A.C. Capital Associates, LLC ("SAC Associates") and, pursuant to an investment management agreement, SAC Capital Advisors LP maintains investment and voting power with respect to securities held by SAC Associates. S.A.C. Capital Advisors, Inc. ("SAC Capital Advisors Inc.") is the general partner of SAC Capital Advisors LP. Steven A. Cohen controls SAC Capital Advisors Inc. In accordance with Instruction 5(b)(iv), the entire amount of the Issuer's Common Stock held by SAC Associates is reported herein. Each of SAC Capital Advisors LP, SAC Capital Advisors Inc., and Steven A. Cohen disclaims any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of Section
     16 of the Securities Exchange Act of 1934, as amended, except to the extent of their respective indirect pecuniary interests therein, and this report shall not be deemed an admission that SAC Capital Advisors LP, SAC Capital Advisors Inc., or Steven A. Cohen is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.

(2) As previously reported, the Issuer entered into a Securities Purchase Agreement (the "SPA") with SAC Associates on March 14, 2007. Pursuant to the SPA, the Issuer issued a warrant to SAC Associates to purchase up to 833,333 shares of Common Stock at an exercise price of $6.40 per share (the "Warrant"). On October 1, 2008, the Issuer made an automatic downward adjustment in the exercise price of the Warrant and an automatic upward adjustment in the number shares of Common Stock underlying the Warrant (the "Adjustment"), which are reflected here. The Adjustment occurred automatically pursuant to the anti-dilution terms of the Warrant, which provide for an automatic downward adjustment to the exercise price and an automatic upward adjustment in the number of warrant shares in the event of a dilutive issuance. The Issuer gave written notice of the Adjustment to the Reporting Persons on March 12, 2009.